EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of (i) our report dated March 15, 2006 (except for note 2g and note 10 as to which the date is May 22, 2006), relating to the financial statements of Iron Mountain Incorporated, appearing in the Current Report on Form 8-K dated May 22, 2006 of Iron Mountain Incorporated and (ii) our report dated March 15, 2006, relating to management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K dated March 16, 2006 of Iron Mountain Incorporated for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

November 9, 2006